Exhibit 99.1

CenturyLink Announces Steps to Accelerate Ongoing Board Refreshment Process and Further Improve Corporate Governance

MONROE, La., Dec. 30, 2019 – CenturyLink, Inc. (NYSE: CTL) today announced that Glen F. Post, III has decided not to stand for re-election at the Company’s 2020 Annual Shareholder Meeting.

“After 34 years of service as a CenturyLink director, I have decided to retire from the Board,” Post said. “I leave with a great sense of confidence in Jeff and our leadership team, of pride in our accomplishments together and a real optimism for our future. I am honored to have worked with so many great people to make it so. I will continue to closely follow the Company and I encourage our employees to keep their feet firmly grounded in our Unifying Principles of honesty, integrity and fairness as they continue to push this great company forward.”

“Glen has had a unique and remarkable career,” said Jeff Storey, CenturyLink Chief Executive Officer and President. “He led CenturyLink’s transformation into what is today one of the world’s leading network services providers. Because of his vision, our future is bright. I have appreciated his support, his counsel and his unfailing focus on doing the right thing. He leaves a legacy of leadership we all strive to emulate.”

In addition to Post’s retirement from the Board, current non-executive Board Chairman Harvey Perry will retire effective May 2020 under the Company’s director retirement policy. Upon Perry’s retirement, T. Michael Glenn will assume the position of Chairman of the Board. Current Vice Chairman Bruce Hanks will continue to serve in that role.

Glenn served as a director since Nov. 1, 2017 and is a member of the Audit and Human Resources and Compensation Committees. He served as Senior Advisor at Oak Hill Capital Partners since November 2017. For 35 years until his retirement in December 2016, Glenn served in leadership roles at FedEx Corporation and its predecessor, FedEx Express, including, most recently, as Executive Vice President of Market Development and Corporate Communications for FedEx Corporation. He was also a member of the five-person Executive Committee, responsible for planning and executing the corporation’s strategic business activities, and President and Chief Executive Officer of FedEx Corporate Services, responsible for all marketing, sales and retail operations functions for all FedEx Corporation operating companies. Glenn currently serves as a director of Pentair plc and previously served as a director of Level 3 Communications, Inc.

Appointment of Independent Director

The Company also announced today that it has appointed Hal Jones to its Board of Directors, effective Jan. 1, 2020. Jones was recommended to the Board by Southeastern Asset Management. With his election, the Board will comprise 14 members until the 2020 Annual Shareholder Meeting, at which point the Board intends to put forth a slate of 11 directors, 10 of whom will be independent and several of whom will have joined since 2015.

From 2009 to 2013, Jones served as Chief Financial Officer of Graham Holdings Company, a diversified education and media company, and its predecessor, The Washington Post Company. From 1989 until 2013, he worked in various capacities at The Washington Post Company. From January 2008 to December 2009, he served as the President and Chief Executive Officer of Kaplan Professional, a subsidiary of The Washington Post Company, and in a variety of other capacities from 1989 to 2008. Prior to joining The Washington Post Company, Jones worked for Price Waterhouse (now PricewaterhouseCoopers) from 1977 to 1988. Jones also serves as a director of Playa Hotels and Resorts.

“We are pleased to welcome Hal to the Company’s Board,” said Storey. “He brings a fresh perspective that will be helpful in the Board’s critical role of overseeing the profitable deployment of capital in today’s evolving landscape. I am confident that Hal will help us drive success for our shareholders, customers and employees.”

“I am excited to join the Board at this critical time in the Company’s evolution,” said Jones. “CenturyLink plays an integral role in connecting our world and I look forward to working with management and my fellow Board members to ensure the Company continues to drive long-term value per share.”

Enhancements to Corporate Governance Guidelines

In addition to changes in Board Composition, the CenturyLink Board approved the following changes to its Corporate Governance Guidelines:

•	Targeting average Board tenure of no more than 10 years;

•	Targeting to have all non-CEO Board members be independent;

•	Targeting a Board size of between 10 and 12 directors; and

•	Rotating Board committee and Board chairs approximately every five years.

“The CenturyLink Board continuously reviews our governance practices and Board composition to ensure that we are aligned with the interests of all shareholders,” said Storey. “We will continue to take actions that we believe will enable us to oversee the execution of a strategy that drives success for our shareholders, customers and employees.”

About CenturyLink

CenturyLink, Inc. (NYSE: CTL) is a technology leader delivering hybrid networking, cloud connectivity and security solutions to customers around the world. Through its extensive global fiber network, CenturyLink provides secure and reliable services to meet the growing digital demands of businesses and consumers. CenturyLink strives to be the trusted connection to the networked world and is focused on delivering technology that enhances the customer experience. Learn more at http://news.centurylink.com/.

Forward-Looking Statements

Except for historical and factual information, the matters set forth in this release identified by words such as “expects,” “anticipates,” “believes,” “plans,” “intends,” “will,” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, and are subject to uncertainties. Actual events and results may differ materially from those anticipated by us in those statements. We may change our intentions or plans discussed in our forward-looking statements without notice at any time and for any reason.

Contacts:

Investor Relations

Valerie Finberg

(720) 888-2501

Valerie.Finberg@centurylink.com

Media Relations

Julie Hiner-Gleason

(318) 330-6681

Julie.C.Hiner-gleason@centurylink.com